EXHIBIT 12
1993 Form 10-K





           Southern New England Telecommunications Corporation
                              Computation of
                    Ratio of Earnings to Fixed Charges
                          (dollars in millions)




Income from continuing operations before income taxes,
    extraordinary charge and accounting changes              $(87.8)

Add:
    Interest on indebtedness                                   88.9
    Portion of rents representative of
      the interest factor                                      11.8

Earnings before fixed charges, income taxes
    and extraordinary charge (1)                             $ 12.9

Fixed charges
    Interest on indebtedness                                 $ 88.9
    Potion of rents representative of
      the interest factor                                      11.8

Fixed charges                                                $100.7

Ratio of earnings to fixed charges [(1) divided by (2)]         .13